Exhibit 10-U

Form of Special 2006-2008 Retention Incentive Opportunity Letter

[The CEO will not participate in this arrangement]   [Date] 2006

To: [Name]

Subject: Retention Incentive Opportunity Program

OVERVIEW
As a retention incentive, and to reward performance [pending Compensation Committee approval] against the Company's key initiatives for 2006 through 2008, the Compensation Committee of the Board of Directors has approved a special retention incentive for a few members of senior management. You have been selected to participate in this program because of your role in leading efforts to accomplish the Company's key initiatives.

The Committee has approved the target award and the key initiative[s] for you under this program (detailed below). The opportunity to earn this award will be based on the accomplishment of specific objectives for the years 2006, 2007 and 2008 and will be subject to the final determination by the Committee. Awards will be paid in restricted stock in the first quarter of 2009 and will carry a two-year restriction, during which time dividends will be paid. No dividends or equivalents will be paid during the performance period. Your award opportunity and any final award are subject to the terms and conditions of the 1998 Long-Term Incentive Plan.

KEY INITIATIVE[S]
There are certain initiatives the senior management team will be responsible for. You are considered to be one of the leaders for the initiative[s] relating to the following criteria:

•	[Reduction of manufacturing capacity.]
•	[Achievement of cost reduction targets.]
•	[Increased platform and component sharing.]
•	[Increased market share.]
•	[Completion and implementation of the Visteon transaction.]

Each of the metrics by which your performance will be measured will [have a weight that ranges from __% to __%] [have equal weight]. There are plans to have this team meet regularly to review the status-to-objectives. The payout of your award is dependent solely upon the achievement of your initiatives.

TARGET AWARD VALUE
➢	Your total award opportunity value is: [ ]

Your continued leadership is greatly appreciated and is essential to the success of achieving these critical Company initiatives in each of the next three years.